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                                                               OMB APPROVAL
                               UNITED STATES            OMB Number:    3235-0145
                    SECURITIES AND EXCHANGE COMMISSION  Expires: August 31, 1999
                         WASHINGTON,  D.C.  20549       Estimated average burden
                                                        hours per response 14.90

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. _______)

                              NetRadio Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                  64114E-10-8
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                                 (CUSIP Number)

                                December 31, 1999
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)

     [ ] Rule 13d-1(c)

     [x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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CUSIP NO. 64114E-10-8                  13G

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   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         ValueVision International, Inc.
         IRS Identification No. 41-1673770
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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[ ]
         Not Applicable
                                                                          (b)[ ]
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   3     SEC USE ONLY

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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Minnesota
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                         5    SOLE VOTING POWER
        NUMBER OF             1,432,500
                         -------------------------------------------------------
          SHARES         6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY             0
                         -------------------------------------------------------
           EACH          7    SOLE DISPOSITIVE POWER
        REPORTING
          PERSON              1,432,500
                         -------------------------------------------------------
          WITH:          8    SHARED DISPOSITIVE POWER

                              0
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   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,432,500
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  10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not Applicable
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  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         14.3%
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  12     TYPE OF REPORTING PERSON*

         CO
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                      *SEE INSTRUCTION BEFORE FILLING OUT!




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ITEM 1.
     (a)  Name of Issuer

          NetRadio Corporation

     (b)  Address of Issuer's Principal Executive Offices

          Riverplace Exposition Hall, 43 Main Street Southeast, Suite 149 Minneapolis, Minnesota 55414

ITEM 2.
     (a)  Name of Person Filing

          ValueVision International, Inc.

     (b)  Address of Principal Business Office or, if none, Residence

          6740 Shady Oak Road
          Eden Prairie, Minnesota  55344-3433

     (c)  Citizenship

          Minnesota

     (d)  Title of Class of Securities

          Common Stock, no par value.

     (e)  CUSIP Number

          64114E-10-8



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable

ITEM 4.  OWNERSHIP

         (a) Amount Beneficially Owned                                         1,432,500(1)

         (b) Percent of Class                                                       14.3%


         (c) Number of shares as to which such person has:

             (i)   Sole power to vote or to direct the vote                    1,432,500

             (ii)  Shared power to vote or to direct the vote                          0

             (iii) Sole power to dispose or to direct the disposition of       1,432,500

             (iv)  Shared power to dispose or to direct the disposition of             0

(1)  Holdings as of December 31, 1999.



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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

         Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

          Not Applicable





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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        February 14, 2000
                                        ----------------------------------------
                                                       Date

                                        /s/ Richard D.Barnes
                                        ----------------------------------------
                                                       Signature
                                        Richard D. Barnes/Senior Vice President,
                                        Chief Financial Officer (Principal
                                        Financial and Accounting Officer)
                                        ----------------------------------------
                                                       Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties for whom copies are to be sent.

     ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


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